Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

Dated as of June 24, 2011

Supplementing that Certain

INDENTURE

Dated as of June 24, 2011

Among

MAIDEN HOLDINGS NORTH AMERICA, LTD., as Issuer

MAIDEN HOLDINGS, LTD., as Guarantor

and

WILMINGTON TRUST COMPANY, as Trustee

8.25% NOTES DUE 2041

TABLE OF CONTENTS

EXHIBIT A— Form of 8.25% Note due 2041 A-1

i

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture, dated as of June 24, 2011(this “First Supplemental Indenture”), among MAIDEN HOLDINGS NORTH AMERICA, LTD., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), having its principal executive office located at 6000 Midlantic Drive, Suite 200S, Mount Laurel, New Jersey 08054; MAIDEN HOLDINGS, LTD., a company duly organized and existing under the laws of Bermuda, as guarantor (the “Guarantor”), having its principal executive office located at 131 Front Street, 2nd Floor, Hamilton HM12 Bermuda; and Wilmington Trust Company, a banking corporation duly organized and existing under the laws of the State of Delaware, as trustee (the “Trustee”), supplements that certain Indenture, dated as of June 24, 2011, among the Company, the Guarantor and the Trustee (the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company has duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of its unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series as provided for in the Indenture;

WHEREAS, the Guarantor has duly authorized the execution and delivery of the Indenture in order to fully and unconditionally guarantee the Company’s obligations under the Indenture;

WHEREAS, the Indenture provides that the Securities shall be in the form as may be established by or pursuant to a Board Resolution and set forth in an Officers’ Certificate or as may be established in one or more supplemental indentures thereto, in each case with such appropriate insertions, omissions, substitutions, and other variations as are required or permitted by the Indenture; and

WHEREAS, the Company has determined to issue and deliver, and the Trustee shall authenticate, a series of Securities designated as the Company’s “8.25% Notes due 2041” (hereinafter called the “Notes”) pursuant to the terms of this First Supplemental Indenture and substantially in the form as herein set forth, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and this First Supplemental Indenture.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises stated herein and the purchase of the Notes by the Holders thereof, the parties hereto hereby enter into this First Supplemental Indenture, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1.	Certain Terms Defined in the Indenture.

For purposes of this First Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as amended and supplemented hereby.

SECTION 1.2.	Definitions.

For the benefit of the Holders of the Notes, Section 101 of the Indenture shall be amended by adding or substituting, as applicable, the following new definitions:

“Consolidated Net Worth” means, at any date, the sum of all amounts which would be included under stockholders’ equity on a consolidated balance sheet of an applicable entity and its subsidiaries determined in accordance with United States generally accepted accounting principles on such date or, in the event such date is not a fiscal quarter end, as of the immediately preceding fiscal quarter end.

“Designated Subsidiary” means any present or future consolidated Subsidiary of the Guarantor, the Consolidated Net Worth of which constitutes at least 10% of the Guarantor’s Consolidated Net Worth.

“Global Notes” means, individually and collectively, each of the Notes in the form of global Securities registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A attached hereto.

“Guarantor” means the Person named as the “Guarantor” in the first paragraph of this First Supplemental Indenture.

“Indebtedness” means, without duplication and solely for the purposes of Section 2.6 herein, with respect to any Person, whether or not contingent:

(1)           the principal of and any premium and interest on (a) indebtedness of such Person for money borrowed or (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

(2)           all capitalized lease obligations of such Person;

(3)           all obligations of such Person issued or assumed as the deferred purchased price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)           all obligations of such Person for the reimbursement of any obligor on any banker’s acceptance, bank guarantees, surety bonds or similar credit transaction; and

(5)           any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as “Indebtedness” in clauses (1) through (4) above;

if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of such person prepared in accordance with United States generally accepted accounting principles; provided, however, the term ‘‘Indebtedness’’ includes all of the following items, whether or not any such items would appear as a liability on a balance sheet of such Person prepared in accordance with such generally accepted accounting principles:

(i)
all Indebtedness of others secured by any mortgage, pledge, lien, security interest or other encumbrance on any property or asset of such Person (whether or not such Indebtedness is assumed by such Person);

(ii)	to the extent not otherwise included, any guarantee by such person of Indebtedness of any other Person; and

(iii)	preferred stock or other equity interests providing for mandatory redemption or sinking fund or similar payments issued by any subsidiary of such Person.

“Payor” means, in respect of the Notes, each of the Company, the Guarantor and any of their respective successors.

“Relevant Tax Jurisdiction” means the jurisdiction, other than the United States, where the Payor is organized or otherwise considered to be a resident for tax purposes, any jurisdiction, other than the United States, from or through which the Payor makes a payment on the Notes, or, in each case, any political organization or governmental authority thereof or therein having the power to tax.

ARTICLE II.

FORM AND TERMS OF THE NOTES

SECTION 2.1.	Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto.  The Notes shall be executed on behalf of the Company by two of the officers of the Company specified in Section 303 of the Indenture.  The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage.  Each Note shall be dated the date of its authentication.  The Notes and any beneficial interest in the Notes shall be in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof.

The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture as supplemented by this First Supplemental Indenture; and the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby; provided that, to the extent of any inconsistency between the terms and provisions in the Indenture, as supplemented by this First Supplemental Indenture, and those contained in the Notes, the Indenture, as supplemented by this First Supplemental Indenture, shall govern.

(a)           Global Notes.  The Notes designated herein shall be issued initially in the form of one or more fully-registered permanent global Securities, which shall be held by the Trustee as custodian for The Depository Trust Company, New York, New York (the “Depositary”), and registered in the name of Cede & Co., the Depositary’s nominee, duly executed by the Company, authenticated by the Trustee and with the Guarantee endorsed thereon as hereinafter provided.  The aggregate principal amount of outstanding Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as hereinafter provided.

Unless and until the Global Notes are exchanged in whole or in part for the individual Notes represented thereby pursuant to Section 305 of the Indenture, such Global Notes may not be transferred except as a whole by the Depositary to its nominee or by its nominee to the Depositary or another nominee of the Depositary or by the Depositary or any of its nominees to a successor depositary or any nominee of such successor depositary.  Upon the occurrence of the events specified in Section 305 of the Indenture in relation thereto, the Company shall execute, and the Trustee shall, upon receipt of a Company Order for authentication, authenticate and deliver, Notes in definitive form in an aggregate principal amount equal to the principal amount of the Global Notes in exchange for such Global Note.

(b)           Book-Entry Provisions.  This Section 2.1(b) shall apply only to the Global Notes deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver the Global Notes that shall be registered in the name of the Depositary or the nominee of the Depositary and shall be held by the Trustee as custodian for the Depositary.

Participants of the Depositary shall have no rights either under the Indenture or with respect to any Global Notes.  The Depositary shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes under the Indenture.  Notwithstanding the foregoing, nothing herein shall prevent the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its participants, the operation of customary practices of such Depositary governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

(c)           Definitive Notes.  Definitive Notes issued in physical, certificated form, registered in the name of the beneficial owner thereof, shall be substantially in the form of Exhibit A attached hereto, but without including the text referred to therein as applying only to Global Notes.  Except as provided above in subsection (a), owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of certificated Notes.

(d)           Transfer and Exchange of the Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the Indenture and the procedures of the Depositary therefor.  Beneficial interests in the Global Notes may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the Global Notes.

(e)           Paying Agent.  The Company appoints the Trustee as the initial agent of the Company for the payment of the principal of (and premium, if any) and interest on  and any Additional Amounts with respect to the Notes, and the Corporate Trust Office of the Trustee in Wilmington, Delaware, be and hereby is, designated as the office or agency where the Notes may be presented for payment and where notices to or demands upon the Company in respect of the Notes and this First Supplemental Indenture and the Indenture pursuant to which the Notes are to be issued may be made.

SECTION 2.2.	Certain Terms of the Notes.

The following terms relating to the Notes are hereby established:

(a)           Title.  The Notes shall constitute a series of Securities having the title “8.25% Notes due 2041.”

(b)           Principal Amount.  The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 905 or 1107 of the Indenture) shall be ONE HUNDRED AND SEVEN MILLION, FIVE HUNDRED THOUSAND DOLLARS ($107,500,000).  The Company may, from time to time, without notice to, or the consent of, the Holders of the Notes, issue and sell additional Securities (“Additional Securities”) ranking equally and ratably with the Notes in all respects (other than the issue date, and to the extent applicable, issue price, initial date of interest accrual and initial interest payment date of such Additional Securities), provided that such Additional Securities are fungible with the previously issued Notes for U.S. federal income tax purposes.  Any such Additional Securities shall be consolidated and form a single series with the Notes for all purposes under the Indenture, including voting.

(c)           Maturity Date.  The entire outstanding principal of the Notes shall be payable on June 15, 2041.

(d)           Interest Rate. The rate at which the Notes shall bear interest shall be 8.25% per annum, computed on the basis of a 360-day year comprised of twelve 30-day months; the date from which interest shall accrue on the Notes shall be June 24, 2011, or the most recent Interest Payment Date to which interest has been paid or duly provided for; the Interest Payment Dates for the Notes shall be the 15th day of March, June, September and December of each year, commencing on September 15, 2011; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid, in immediately available funds, to the Persons in whose names the Notes (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the 1st day of March, June, September and December (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.  Any such interest not punctually paid or duly provided for shall forthwith cease to be payable to the respective Holders on such Regular Record Date, and such defaulted interest may be paid to the Persons in whose names the Notes (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.  Payment of principal of, and premium, if any, and interest on, and any Additional Amounts with respect to, the Notes will be made at the Corporate Trust Office of the Trustee or such other office or agency of the Company as may be designated for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that each installment of interest, premium, if any, and principal on, and any Additional Amounts with respect to, the Notes may at the Company’s option be paid in immediately available funds by wire transfer to an account maintained by the payee located in the United States.

(e)           Currency.  The currency of denomination of the Notes is United States dollars.  Payment of principal of and interest and premium, if any, on, and any Additional Amounts with respect to, the Notes will be made in United States dollars.

SECTION 2.3.	Optional Redemption.

(a)           Applicability of Article Eleven.  The provisions of Article Eleven of the Indenture shall apply to the Notes, as supplemented by Sections 2.3(a) and (b) below.

(b)           Redemption Price.  The Notes shall be redeemable, for cash, in whole or in part, on or after June 15, 2016, at the option of the Company, at any time and from time to time, until the Maturity Date at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus (i) accrued but unpaid interest on the principal amount of Notes being redeemed to, but not including, the Redemption Date and (ii) Additional Amounts, if any (subject, in each case, to the rights of Holders of Notes on the applicable Regular Record Date to receive interest due on the applicable Interest Payment Date).

(c)           Interest Payable.  On and after any Redemption Date for the Notes, interest will cease to accrue on the Notes or any portion thereof called for redemption, unless the Company defaults in the payment of the Redemption Price.

SECTION 2.4.	Payment of Additional Amounts.

(a)           Additional Amounts.  If any taxes, assessments or other governmental charges are imposed by the Relevant Tax Jurisdiction in respect of any payments under the Notes, the Payor shall pay to each Holder of the Notes, to the extent it may lawfully do so, such Additional Amounts as may be necessary in order that the net amounts paid to such Holder will be not less than the amount specified in the Notes to which such Holder is otherwise entitled.

(b)           Exceptions to Payments of Additional Amounts.  Notwithstanding the foregoing clause (a), the Payor shall not be required to make any payment of Additional Amounts for or on account of:

(1)           any tax, assessment or other governmental charge which would not have been imposed but for (i) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, trust, partnership, limited liability company or corporation) and the Relevant Tax Jurisdiction (other than by reason of the mere ownership of, or receipt of payment under, the Notes), including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or (ii) the presentation of a Note (where presentation is required) for payment on a date more than 30 days after (x) the date on which such payment became due and payable or (y) the date on which payment thereof is duly provided for, whichever occurs later;

(2)           any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

(3)           any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of (or in respect of) principal of, premium, if any, or any interest on, the Notes;

(4)           any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the Holder or the beneficial owner of the Notes to comply with a request of the Payor addressed to such Holder to provide information, documents or other evidence concerning the nationality, residence or identity of such Holder or such beneficial owner which is required by a statute, treaty, regulation or administrative practice of the Relevant Tax Jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

(5)           any combination of the above;

nor shall Additional Amounts be paid with respect to any payment of the principal of, or any premium or interest on, any Notes to any Holder who is a fiduciary or partnership or limited liability company or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the Relevant Tax Jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or limited liability company or beneficial owner who would not have been entitled to such Additional Amounts had it been the Holder of such Notes.

(c)           Delivery of Documentation.  The Payor shall provide the Trustee with the official acknowledgment of the relevant tax authority (or, if such acknowledgment is not available, a certified copy thereof) evidencing the payment of any withholding taxes by the Payor.  Upon written request, the Payor shall make copies of such documentation available to the Holders of the Notes or the Paying Agent, as applicable.

SECTION 2.5.	Redemption for Changes in Withholding Taxes.

(a)           Redemption for Changes in Withholding Taxes.  The Company may redeem the Notes, at its option, at any time, in whole but not in part, upon not less than 30 nor more than 60 days’ prior written notice to Holders (with a copy to the Trustee), at a Redemption Price equal to 100% of the principal amount thereof, plus (i) any accrued but unpaid interest to, but excluding, the Redemption Date and (ii) Additional Amounts, if any (subject, in each case, to the rights of Holders of Notes on the applicable Regular Record Date to receive interest due on the applicable Interest Payment Date), in the event that the Payor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts as a result of:

(1)           a change in or an amendment to the laws (including any regulations promulgated thereunder) of a Relevant Tax Jurisdiction, which change or amendment is announced: (1) in the case of the Company, after June 17, 2011 and (2) in the case of any successor to the Company or the Guarantor, after the date such successor becomes the successor to the Company or the Guarantor, as the case may be; or

(2)           any change in or amendment to any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced: (1) in the case of the Company, after June 17, 2011 and (2) in the case of any successor to the Company or the Guarantor, after the date such successor becomes the successor to the Company or the Guarantor, as the case may be, and, in each case, the Payor cannot avoid such obligation by taking reasonable measures available to it.

(b)           Deliverables.  Before any notice of redemption of the Notes is delivered to a Holder as described in clause (a) above, the Company shall deliver to the Trustee, at least 30 days before the Redemption Date, in each case, an Officers’ Certificate and an Opinion of Counsel, which counsel shall be independent of the Company and the Guarantor, stating that the Payor has or will become obligated to pay Additional Amounts as a result of a change in tax laws or regulations or the application or interpretation of such laws or regulations.

SECTION 2.6.	Limitation on Liens on Stock of Subsidiaries.

The Company and the Guarantor covenant and agree for the benefit of the Holders of the Notes that, for so long as any of the Notes are Outstanding, neither the Company nor Guarantor will, nor will the Company or the Guarantor permit any Subsidiary to, create, assume, incur, guarantee or otherwise permit to exist any Indebtedness secured by any mortgage, pledge, lien, security interest or other encumbrance upon any shares of Capital Stock of any Designated Subsidiary (whether such shares of Capital Stock are now owned or hereafter acquired) without effectively providing concurrently that the Notes (and, if the Company and the Guarantor so elect, any other Indebtedness of Company or the Guarantor that is not subordinate to the Notes and with respect to which the governing instruments of such Indebtedness require, or pursuant to which Company or the Guarantor, as applicable, is otherwise obligated, to provide such security) will be secured equally and ratably with, or prior to, such Indebtedness for at least the time period such other Indebtedness is so secured.

SECTION 2.7.	Limitations on Disposition of Stock of Designated Subsidiaries

(a)           Limitations on Dispositions.  So long as any of the Notes are Outstanding, and except in a transaction otherwise governed by the Indenture, neither the Company nor the Guarantor shall:

(1)           issue, sell, assign, transfer or otherwise dispose of any shares of, securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, Capital Stock (other than preferred stock having no voting rights of any kind) of any Designated Subsidiary (other than to the Company, the Guarantor or another Designated Subsidiary); or

(2)           permit any Designated Subsidiary to issue (other than to the Company, the Guarantor or another Designated Subsidiary) any shares (other than director’s qualifying shares) of, or securities convertible into, or warrants rights or options to subscribe for or purchase shares of, Capital Stock (other than preferred stock having no voting rights of any kind) of any Designated Subsidiary;

if, after giving effect to any transaction described in clauses (1) or (2) above and the issuance of the maximum number of shares issuable upon the conversion or exercise of all such convertible securities, warrants, rights or options, the Company or the Guarantor, as the case may be, would own, directly or indirectly, less than 80% of the shares of Capital Stock of such Designated Subsidiary (other than non-voting preferred stock); provided, however, that (i) any issuance, sale, assignment, transfer or other disposition permitted by the Company or the Guarantor pursuant to this Section 2.7 shall only be made for at least a fair market value consideration as determined by the Board of Directors of the Company or the Guarantor, as the case may be, pursuant to a resolution adopted in good faith and (ii) this Section 2.7(a) shall not prohibit any such issuance or disposition of securities if required by any law or any regulation or order of any applicable governmental or insurance regulatory authority.

(b)           Permitted Dispositions.  Notwithstanding the foregoing clause (a), the Company and the Guarantor, as the case may be, shall be permitted:

(1)           to merge or consolidate any Designated Subsidiary into or with another direct or indirect subsidiary of the Company or the Guarantor, the shares of Capital Stock of which the Guarantor owns at least 70%; and

(2)           subject to Article Eight of the Indenture, sell, assign, transfer or otherwise dispose of the entire Capital Stock of any Designated Subsidiary at one time for at least a fair market value consideration as determined by the Board of Directors of the Company or the Guarantor, as the case may be, pursuant to a resolution adopted in good faith.

ARTICLE III.

GUARANTEE

SECTION 3.1.	Applicability of Guarantee.

The provisions of Article Sixteen of the Indenture shall be applicable to the Notes.  The Guarantor shall guarantee the Notes on the terms set forth in Article Sixteen of the Indenture, subject to the provisions of this Article III.

SECTION 3.2.	Limitation of Guarantor’s Liability.

For purposes of the Notes, Section 1612 of the Indenture is modified to add the following paragraph as the second paragraph of such Section:

“The Guarantee is expressly limited so that in no event, including the acceleration of the maturity of the Securities, shall the amount paid or agreed to be paid in respect of interest on the Securities (or fees or other amounts deemed payment for the use of funds) exceed the maximum permissible amount under applicable law, as in effect on the date hereof and as subsequently amended or modified to allow a greater amount of interest (or fees or other amounts deemed payment for the use of funds) to be paid under the Guarantee. If for any reason the amount in respect of interest (or fees or other amounts deemed payment for the use of funds) required by the Guarantee exceeds such maximum permissible amount, the obligation to pay interest under the Guarantee (or fees or other amounts deemed payment for the use of funds) shall be automatically reduced to such maximum permissible amount and any amounts collected by any Holder of any Security in excess of the permissible amount shall be automatically applied to reduce the outstanding principal on such Security.”

ARTICLE IV.

MISCELLANEOUS

SECTION 4.1.	Relationship with Indenture.

The terms and provisions contained in the Indenture will constitute, and are hereby expressly made, a part of this First Supplemental Indenture. However, to the extent any provision of the Indenture conflicts with the express provisions of this First Supplemental Indenture, the provisions of this First Supplemental Indenture will govern and be controlling.

SECTION 4.2.	Trust Indenture Act Controls.

If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this First Supplemental Indenture by the Trust Indenture Act, the required provision shall control.  If any provision of this First Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this First Supplemental Indenture as so modified or to be excluded, as the case may be.

SECTION 4.3.	Governing Law.

This First Supplemental Indenture, the Notes and the Guarantee shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401.

SECTION 4.4.	Multiple Counterparts.

The parties may sign multiple counterparts of this First Supplemental Indenture.  Each signed counterpart shall be deemed an original, but all of them together represent one and the same First Supplemental Indenture.

SECTION 4.5.	Severability.

Each provision of this First Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this First Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

SECTION 4.6.	Ratification.

The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed.  The Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.  All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Indenture unless not permitted by law.  The Trustee accepts the trusts created by the Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this First Supplemental Indenture.

SECTION 4.7.	Headings.

The Section headings in this First Supplemental Indenture are for convenience only and shall not affect the construction thereof.

SECTION 4.8.	Effectiveness.

The provisions of this First Supplemental Indenture shall become effective as of the date hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

MAIDEN HOLDINGS NORTH AMERICA, LTD., as Issuer

By:	/s/ Karen Schmitt
Name: Karen Schmitt
Title: President

MAIDEN HOLDINGS, LTD., as Guarantor

By:	/s/ Lawrence F. Metz
Name: Lawrence F. Metz
Title: Senior Vice President, General Counsel and Secretary

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ Michael H. Wass
Name: Michael H. Wass
Title: Senior Financial Services Officer

EXHIBIT A

Form of 8.25% Note due 2041

[Include the following legend on each Note that is a Global Note:

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY.  THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.]

MAIDEN HOLDINGS NORTH AMERICA, LTD.

8.25% Note due 2041

REGISTERED No. R-1	PRINCIPAL AMOUNT: $107,500,000
CUSIP: 56029Q 200
MAIDEN HOLDINGS NORTH AMERICA, LTD., a Delaware corporation (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of ONE HUNDRED AND SEVEN MILLION, FIVE HUNDRED THOUSAND DOLLARS ($107,500,000) on June 15, 2041 (the “Maturity Date”) (except to the extent redeemed or repaid prior to the Maturity Date) and to pay interest thereon from June 24, 2011 (the “Original Issue Date”) or from the most recent Interest Payment Date to which interest has been paid or duly provided for at the rate of 8.25% per annum, on the 15th day of March, June, September and December (of each year each such date, an “Interest Payment Date”), commencing on September 15, 2011, until the principal hereof is paid or made available for payment.

Payment of Interest.  The interest so payable, and punctually paid or made available for payment, on any Interest Payment Date, will, as provided in the Indenture, be paid, in immediately available funds, to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the 1st day of March, June, September and December (whether or not a Business Day, as defined in the Indenture referred to herein), as the case may be, next preceding such Interest Payment Date (the “Regular Record Date”).  Any such interest not punctually paid or duly provided for (“Defaulted Interest”) will forthwith cease to be payable to the Holder on such Regular Record Date, and such Defaulted Interest may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Place of Payment.  Payment of principal, premium, if any, and interest on, and any Additional Amounts with respect to, this Note will be made at the Corporate Trust Office of the Trustee or such other office or agency of the Company as may be designated for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that each installment of interest, premium, if any, and principal on, and any Additional Amounts with respect to, this Note may at the Company’s option be paid in immediately available funds by wire transfer to an account maintained by the payee located in the United States.

Time of Payment.  In any case where any Interest Payment Date, the Maturity Date or any date fixed for redemption of the Notes shall not be a Business Day, then (notwithstanding any other provision of the Indenture or this Note), payment of principal, premium, if any, or interest, if any, need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, the Maturity Date or the date so fixed for redemption or repayment, as the case may be, and no interest shall accrue in respect of the delay.

General.  This Note is one of a duly authorized issue of Securities of the Company, issued and to be issued in one or more series under an indenture (the “Base Indenture”), dated as of June 24, 2011, among the Company, Maiden Holdings, Ltd., as guarantor (the “Guarantor”), and Wilmington Trust Company, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of which this Note is a part), as supplemented by a First Supplemental Indenture thereto, dated as of June 24, 2011 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantor and the Trustee.  Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered; provided that to the extent of any inconsistency between the terms and provisions in the Indenture and those contained in this Note, the Indenture shall govern.  This Note is one of a duly authorized series of Securities designated as “8.25% Notes due 2041” (collectively, the “Notes”), initially limited in aggregate principal amount to ONE HUNDRED AND SEVEN MILLION, FIVE HUNDRED THOUSAND DOLLARS ($107,500,000) .

Further Issuance.  The Company may, from time to time, without notice to, or the consent of, the Holders of the Notes, issue and sell additional Securities (“Additional Securities”) ranking equally and ratably with the Notes in all respects (other than the issue date, and to the extent applicable, issue price, initial date of interest accrual and initial interest payment date of such Additional Securities), provided that such Additional Securities are fungible with the previously issued Notes for U.S. federal income tax purposes.  Any such Additional Securities shall be consolidated and form a single series with the Notes for all purposes under the Indenture, including voting.

Events of Default.  If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Sinking Fund.  The Notes are not subject to any sinking fund.

Optional Redemption.  The Notes shall be redeemable, for cash, in whole or in part, on or after June 15, 2016, at the option of the Company, at any time and from time to time, until the Maturity Date at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus (i) accrued but unpaid interest on the principal amount of Notes being redeemed to, but not including, the Redemption Date and (ii) Additional Amounts, if any, (subject to the right of Holders on the applicable Regular Record Date to receive interest due on the applicable Interest Payment Date).  In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee by such methods, as the Trustee shall deem fair and appropriate.  If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed.  A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of this Note.

Payment of Additional Amounts.  Subject to certain exceptions set forth in the First Supplemental Indenture, if any taxes, assessments or other governmental charges are imposed by the Relevant Tax Jurisdiction in respect of any payments on the Notes, the Payor shall pay to the Holder, to the extent the Payor may lawfully do so, such Additional Amounts as may be necessary in order that the net amounts paid to the Holder will be not less than the amount specified herein to which such Holder is entitled.

Redemption for Changes in Withholding Taxes.  The Company may redeem the Notes, at its option, at any time, in whole but not in part, upon not less than 30 nor more than 60 days’ prior written notice to Holders (with a copy to the Trustee), at a Redemption Price equal to 100% of the principal amount thereof, plus (i) any accrued but unpaid interest to, but excluding, the Redemption Date and (ii) Additional Amounts, if any (subject, in each case, to the right of Holders on the applicable Regular Record Date to receive interest due on the applicable Interest Payment Date), in the event that the Payor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to this Note, any Additional Amounts as a result of certain changes or amendments to the laws or official positions of the Relevant Tax Jurisdiction, as set forth in the First Supplemental Indenture, and such Payor cannot avoid such obligation by taking reasonable measures available to it.

Defeasance and Covenant Defeasance.  The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Note and (b) certain restrictive covenants and the related Events of Default, in each case which provisions shall apply to this Note.

Modification and Waivers; Obligations of the Company Absolute.  The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantor and the rights of the Holders of the Securities.  Such amendment may be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes affected thereby.  The Indenture also contains provisions permitting the Holders of not less than a majority in aggregate principal amount of the Securities at the time outstanding, on behalf of the Holders of all outstanding Securities, to waive compliance by the Company with certain provisions of the Indenture.  Furthermore, provisions in the Indenture permit the Holders of not less than a majority in aggregate principal amount of the outstanding Securities of individual series to waive on behalf of all of the Holders of Securities of such individual series certain past defaults under the Indenture and their consequences.  Any such consent or waiver shall be conclusive and binding upon the Holder of this Note and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on, and any Additional Amounts with respect to, this Note at the time, place, and rate, and in the coin or currency, herein prescribed.

Limitation on Suits.  As set forth in, and subject to, the provisions of the Indenture, no Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceedings as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of or interest on, and any Additional Amounts with respect to, this Note on or after the respective due dates expressed herein.

Authorized Denominations.  The Notes are issuable only in registered form without coupons in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof.

Registration of Transfer or Exchange.  As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of this Note is registrable in the register of the Notes maintained by the Registrar upon surrender of this Note for registration of transfer, at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar, duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations herein and therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the Holders surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Holder as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Guarantee.  Payment of this Note is fully and unconditionally guaranteed by the Guarantor pursuant to the Indenture.  The Guarantor may be released from its obligations under the Indenture and its Guarantee under the circumstances specified in the Indenture.

Defined Terms.  All terms used in this Note, which are defined in the Indenture and are not otherwise defined herein, shall have the meanings assigned to them in the Indenture.

Governing Law. The Indenture, the Notes and the Guarantee shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: June 24, 2011
MAIDEN HOLDINGS NORTH AMERICA, LTD.

By:
Name:
Title:
Attest:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

WILMINGTON TRUST COMPANY, as Trustee

By:

Dated: June 24, 2011

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or typewrite name and address,
including postal zip code, of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints to transfer said Note on the books of the Trustee, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatsoever.

      Signature Guarantee

NOTATION OF GUARANTEE

For value received, the Guarantor has fully and unconditionally guaranteed, to the extent set forth in the Indenture, among the Company, the Guarantor and the Trustee and subject to the provisions in the Indenture and the terms of the Notes, (a) the due and punctual payment in full when due of the principal of, premium, if any, and interest on, the Notes and all other amounts due and payable under the Indenture and the Notes by the Company and (b) in case of any extension of time of payment or renewal of any Obligations (with or without notice to the Guarantor), that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.  The obligations of the Guarantor to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article Sixteen of the Indenture and Article III of the First Supplemental Indenture thereto establishing the terms of the Notes and reference is hereby made to the Indenture and First Supplemental Indenture thereto for the precise terms of the Guarantee, including provisions for the release thereof. Each Holder of a Note, by accepting the same, (a) agrees to and shall be bound by such provisions and (b) appoints the Trustee attorney-in-fact of such Holder for the purpose of such provisions.  The Guarantor hereby agrees that its Guarantee of the Notes set forth in Article Sixteen of the Indenture and Article III of the First Supplemental Indenture shall remain in full force and effect notwithstanding any failure to endorse on any Note this notation of the Guarantee.

MAIDEN HOLDINGS, LTD.

By:
Name:
Title: